Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Prime Global Capital Group Incorporated

We consent to the inclusion in Form 10K of Prime Global Capital Group Incorporated (the “Company”) for the year ended October 31, 2012 of our report dated February 25, 2011, relating to the consolidated balance sheets of the Company and its subsidiary as of October 31, 2010 and March 31, 2010 and the related consolidated statements of operations and comprehensive income (loss), cash flows and stockholders’ equity for the seven months ended October 31, 2010 and for the year ended March 31, 2010.

/s/ HKCMCPA Company Limited

HKCMCPA Company Limited

Certified Public Accountants

Hong Kong, China

December 31, 201